Exhibit 99.2

RESTRICTED SHARE UNIT award AGREEMENT
pursuant to THE AKANDA CORP. 2021 Equity Incentive Plan

Akanda Corp. (the "Corporation") hereby confirms the grant to [●] (the "Recipient"), effective [●] (the "Grant Date"), of [●] Restricted Share Unit Awards ("RSUs") described in the table below pursuant to the Corporation's 2021 Equity Incentive Plan (the "Plan") (as the same may be supplemented and amended from time to time), a copy of which Plan has been provided to the undersigned Recipient. In the event of any inconsistency between the terms of this Restricted Share Unit Award Agreement and the Plan, the terms of the Plan will prevail. Capitalized terms used in this Restricted Share Unit Award Agreement and not otherwise defined will have the meanings attributed to those terms in the Plan.

No. of RSUs	Vesting Date
[●]	[●]

In consideration of the grant of the RSU's pursuant to the Plan (the receipt and sufficiency of which are hereby acknowledged), the Recipient hereby agrees and confirms that:

1.	The Recipient has received a copy of the Plan, has read and understands the Plan and will abide by its terms and conditions, which terms and conditions include the right of the Corporation to amend or terminate the Plan or any of its terms and to determine vesting and other matters in respect of an RSU.

2.	The Recipient acknowledges and agrees that this Restricted Share Unit Award Agreement amends and restates in its entirety, and supersedes, any and all agreements, commitments and understandings between the Corporation and the Recipient with respect to the grant of restricted share unit awards of the Corporation prior to the date hereof.

3.	The Recipient accepts and consents to and shall be deemed conclusively to have accepted and consented to, and agreed to be bound by, the provisions and all terms of the Plan and all bona fide actions or decisions made by the Board or any person(s) to whom the Board may delegate administrative duties and powers in relation to the Plan, which terms and consent shall also apply to and be binding on the legal representatives, permitted assigns, beneficiaries and successors of the Recipient.

4.	The Recipient will not make any claim under any consulting, employment or other agreement for any rights or entitlement under the Plan or damages in lieu thereof except as expressly provided in the Plan.

5.	The Recipient acknowledges that neither the Corporation nor its affiliates or associates (as such terms are defined in the Securities Act (Ontario), "Associate"), nor their respective advisors, assume any responsibility in regards to the tax consequences that participation in the Plan, issuance of RSU's hereunder and/or the vesting and redemption thereof will have for the Recipient and the Recipient is urged to consult his or her own tax advisors in such regard.

6.	The Recipient acknowledges that he/she is solely liable for any taxes or penalties which may be payable pursuant to the U.S. Internal Revenue Code of 1986, as amended (the "Code") or to the Canada Revenue Agency under the Income Tax Act (Canada) or any other taxing authority in respect of the grant, vesting or settlement of the RSU's (including any taxes or penalties that may arise under Section 409A of the Code) and agrees to make arrangements satisfactory to the Corporation for the payment of cash to the Corporation sufficient to satisfy any income or employment taxes in respect of the grant, vesting or delivery of the RSU's or any Common Shares issuable in respect thereof, and provided further that the delivery of Common Shares and/or cash, as applicable, pursuant to the vesting of the RSU's is contingent upon satisfaction of applicable withholding requirements and applicable taxes may be withheld from any payments due to you, including such payment in settlement of the RSU's.

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7.	The Recipient agrees that he/she will, at all times, act in strict compliance with applicable laws and all polices of the Corporation applicable to the Recipient in connection with the Plan and the RSU's, which applicable laws and policies shall include, without limitation, those governing "insiders" and "reporting issuers" as those terms are defined in applicable securities laws.

8.	The Recipient confirms and acknowledges that he/she has not been induced to enter into this Restricted Share Unit Award Agreement or acquire any RSU's by expectation of employment or continued employment with the Corporation or any of its Affiliates or Associates.

9.	The Recipient agrees and consents to the Corporation:

(a)	collecting the Recipient's Personal Information (as hereinafter defined) for the purposes of this Restricted Share Unit Award Agreement;

(b)	retaining such Personal Information for as long as permitted or required by applicable law or business practices; and

(c)	providing to various governmental and regulatory authorities, as may be required by applicable laws, including securities laws, Stock Exchange rules, and the rules of the Investment Industry Regulatory Organization of Canada (IIROC), or to give effect to this agreement any Personal Information provided by the Recipient, including (a) the disclosure of Personal Information by the Corporation to the Stock Exchange including Personal Information contained in certain forms or for purposes as otherwise identified by the Stock Exchange. "Personal Information" means any information about an identifiable individual.

10.	To the extent applicable, the grant of the RSU's are intended to be exempt from the requirements of Section 409A of the Code and applicable regulations and guidance under the statute and shall be construed and interpreted to be exempt from Section 409A; provided however, that the Corporation does not guarantee the tax result of participation in the Plan.

11.	The grant of the RSU's and the issuance and/or delivery of the Common Shares and/or cash issuable in respect thereof are subject to the terms and conditions of the Plan (as modified or varied by this Restricted Share Unit Award Agreement), all of which are incorporated into and form an integral part of this Restricted Share Unit Award Agreement.

12.	This Agreement shall enure to the benefit of and be binding upon the Corporation and the Recipient and their respective successors (including any successor by reason of amalgamation), transferees, permitted assigns, legal representatives and beneficiaries, as applicable.

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13.	This Agreement, the grant of the RSU's hereunder and under the Plan, and the vesting and redemption of the RSU's and delivery of the Common Shares issuable in respect thereof shall be, as applicable, governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without regard to principles of conflicts of laws that would impose the laws of another jurisdiction. Each party hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario and irrevocably waives objection to the venue of any proceeding in those courts or that those courts provide an inconvenient forum. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Plan.

14.	In the event of any conflict or inconsistency between the provisions of this Restricted Share Unit Award Agreement and the Plan, the provisions of the Plan shall govern and rank paramount.

15.	This Agreement may be executed in counterparts (including counterparts by facsimile), each of which will be deemed to be an original and all of which, taken together, will be deemed to constitute one and the same instrument. Delivery by facsimile or by electronic transmission of an executed counterpart of this Restricted Share Unit Award Agreement is as effective as delivery of a manually executed counterpart of this Restricted Share Unit Award Agreement.

[Signature Page Follows]

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The Corporation and the undersigned Recipient hereby confirm that the undersigned Recipient is a Participant.

Dated: [●]

AKANDA CORP.

Name: Tejinder Virk
Title: Chief Executive Officer

Accepted:

[●]